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For Immediate Release
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Company Contact:                     Press Contact:
----------------                     --------------
Trevor M. Saliba                     David A. Kaminer
CirTran Corporation                  The Kaminer Group
+(310) 492-0400                      +(914) 684-1934
trevor@cirtran.com                   dkaminer@kamgrp.com

      CirTran Announces $1 Million Investment by Private California Company

SALT LAKE CITY, May 30, 2006 - CirTran Corporation (OTC BB: CIRT), a full-service contract manufacturer of IT, consumer and consumer electronics products, today announced that a $1 million investment in the company has been made by a private California company.
       Iehab J. Hawatmeh, CirTran's founder and president, said that ANAHOP, an Anaheim-based company headed by Albert Hagar, has contracted to purchase
14,285,715 shares of CirTran's restricted common stock for $.07 per share without any registration rights. The initial payment of $500,000 was made to CirTran on May 24, he said, with two additional payments of $250,000 each scheduled to be completed on or before June 2 and June 30, 2006, respectively.
       In addition, Mr. Hawatmeh said that ANAHOP's principles will receive warrants to purchase additional shares of CirTran common stock - up to 15 million shares at an exercise price of $0.15 per share, up to 5 million shares at $0.25 per share, and up to 10 million shares at an exercise price of $0.50 per share.
       "CirTran's management team, Board and employees in the U.S. and China welcome this investment by ANAHOP," Mr. Hawatmeh said. "It is rewarding and encouraging when knowledgeable business investors including Albert Hagar, Fadi Nora and their ANAHOP team show faith in the solid footing and growth potential of your organization."
       Speaking for ANAHOP, Mr. Hagar said his investment group "believes in CirTran - both in the short term and in the future.
       "CirTran has a strong management team, a viable and exciting strategic plan in place and being executed, and growing business opportunities addressed by that plan in the U.S. and in Asia," said Mr. Hagar. "ANAHOP believes in and shares CirTran's excitement about the future, and looks forward to a strong return on this investment.

About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRT,  www.CirTran.com)  is a
premier international full-service contract manufacturer.  Headquartered in Salt
Lake  City,  its  ISO   9001:2000-certified,   non-captive   40,000-square  foot
manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly-owned subsidiary with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on the multi-billion dollar Direct Response Industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

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